Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 139
dated November 9, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – November 22, 2006

10% SPARQS due December 20, 2007
Mandatorily Exchangeable for Shares of Common Stock of
Apple Computer, Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
(“SPARQS®”)

Issue Price	:	$18.062 per SPARQS

Exchange Ratio	:	.20 shares of Apple Computer Stock per SPARQS

Yield to Call	:	19%

Interest Rate	:	10% per annum

Interest Payment Dates	:	March 20, 2007, June 20, 2007, September 20, 2007 and the Maturity Date

Aggregate Principal Amount	:	$20,429,928.20

Pricing Date	:	November 22, 2006

Original Issue Date (Settlement Date)	:	November 30, 2006

Listing	:	AMEX

Exchange Symbol	:	APE

CUSIP	:	61748A247

Agent	:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Preliminary Terms No. 139 dated November 9, 2006
Prospectus Supplement for SPARQS dated January 25, 2006
Prospectus dated January 25, 2006